                               (SAMPLE AGREEMENT)


                        INCENTIVE STOCK OPTION AGREEMENT


THIS AGREEMENT made effective ________, 2000

 BETWEEN:
             AIRBOMB.COM INC., a body corporate, duly incorporated under the laws of the Province of British Columbia and having its office located at Suite 505 - 1155 Robson Street, Vancouver, British Columbia, V6E 1B5

             (hereinafter called the "Company")
                                                               OF THE FIRST PART


AND:         (NAME OF OPTIONEE)

             (hereinafter called the "Optionee")

                                                              OF THE SECOND PART

WHEREAS:

A. The Optionee is devoting considerable time and effort to the affairs of the Company; and

B. The Company is desirous of granting a Stock Option to the Optionee in order to provide an incentive for his/her to contribute to the advancement of the Company;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. The Company hereby gives and grants to the Optionee, upon the terms and conditions hereinafter contained, the sole and exclusive right and option to purchase ____fully paid and non-assessable shares of the capital stock of the Company at a price of $____per share, such option to be exercised in whole or in part at any time up to ___ years from the date of this Agreement.

2. The Option granted pursuant to this Agreement is subject to the prior approval of:

a.       the Canadian Venture Exchange (the "Exchange"), and

b. the shareholders of the Company (the "Shareholders") if the Optionee is an insider of the Company (as defined in the Securities Act, S.B.C. 1985,c.83, as amended)("Insider"),and any amendments to this Agreement are subject to the prior approval of

c.       the Exchange, and

d. the Shareholders if the option as constituted and granted hereunder was approved by the Shareholders or the Optionee is an Insider at the time of the amendment. Accordingly, the option granted pursuant to this Agreement and any amendments hereto may not be exercised prior to the required approvals having been obtained.

3. The Optionee represents that he/she is an employee or director of the Company or its subsidiary and the Optionee agrees that in the event the Optionee ceases to act in his capacity as an employee with the Company or its wholly-owned subsidiary, all the rights granted to him hereunder as to any of the shares optioned to him under this Agreement which have not theretofore been purchased, shall thereupon cease, terminate, and be of no further force and effect.

         a   for the purposes of this agreement employees include persons who the Company considers to be employees, and certain persons who, although in form are independent contractors, in substance are employees:

                  i Deductions at Source - A person will be deemed to be an employee if the person's employer is making deductions at source (income tax, UIC and CPP).

                  ii Full time Dependent Contractor - Dependent contractors generally do not have deductions at source. However, clearly, in certain circumstances, the relationship of a dependent contractor to the person contracting the services in one of employment. The criteria which is used by courts to determine whether the nature of the relationship is in substance an employer\employee relationship is the "control test": does the person contracting the contractor exercise control and have the right over direction over the contractor and his\her work (e.g. does the employer not only have right to direct what is done but how it is done). To be considered a full time dependent contractor, the contractor must meet the "control test" and work full time for the person contracting the services (35 - 40 hours per week).

                  iii Part Time Dependent Contractor - Certain part time dependent contractors will be considered employees based on the "control test" set out above but only if the dependent contractor is obligated by the person contracting the services to work a set number of hours per week. This number should be disclosed.

4. In the event of the death of the Optionee during the term of this option, his personal representative shall be entitled to purchase all or any part of the optioned shares to which the Optionee would have been entitled pursuant to the provisions of this Agreement, for a period not exceeding one (1) year following the date of the death of the Optionee.

5. The option hereunder granted shall be non-transferable and non-assignable and subject to section 4 hereof, shall be exercisable only by the Optionee by giving notice in writing addressed to the Company at its registered office, which notice shall specify therein the number of optioned shares in respect of which the option is being exercised and shall include payment therewith, by cash or certified cheque, of the full amount of the purchase price for the number of shares purchased. Upon such exercise of the option, the Company shall forthwith cause the Registrar and Transfer Agent of the Company to deliver to the Optionee, or his agent a Certificate or Certificates in the name of the Optionee, representing in the aggregate such number of optioned shares as the Optionee purchases.

6. Nothing herein contained shall obligate the Optionee to purchase or pay for any optioned shares except those optioned shares in respect of which the Optionee shall have exercised his option to purchase in the manner hereinbefore provided.

7. In the event the issued and outstanding shares of the Company are changed by a stock dividend, subdivision, consolidation, reduction in capital or otherwise recapitalized or reclassified (whether in connection with a merger or otherwise but not in connection with any issuance of additional shares for consideration) this option shall be adjusted (written notice of which adjustment shall be delivered to the Optionee or as the case may require, his personal representative at such last known address as may appear on the records of the Company) as follows:

a. the number and class of shares subject hereto shall then be such as to permit the Optionee upon the exercise hereof to acquire the same equity in the Company as he would have acquired if immediately prior to such capital transaction he had been the holder of that number of shares then under option but not theretofore purchased and issued hereunder; and

b. the purchase price of each shall then be increased or decreased proportionately as the case may require in order that the purchase price for the equity in the Company actually purchased shall be the equivalent of the purchase price for such equity immediately prior to such capital transaction.

8. If the Company shall be dissolved or amalgamated with another company into a new company or merged with another company so that such other company is the surviving corporation, this option shall terminate; PROVIDED HOWEVER that the Optionee shall have the right between the time of the last required official action of shareholders and/or directors meetings and the final step consummating such dissolution, merger or amalgamation to exercise this option in whole or in part.

9.       The Company agrees to furnish the Optionee with not less than thirty
(30) days written notice delivered to such last known address of the Optionee or his personal representative as may appear on the records of the Company, of the events contemplated in the last preceding section and of any other contemplated distribution, rights offering or similar benefit conferred upon the holders of shares of the Company in order for the Optionee or his personal representative to determine whether or not to exercise this option in whole or in part.

10. This Agreement shall enure to the benefit of the Optionee and his heirs, executors and administrators and wherever reference is made to the Optionee, the same shall be construed to mean his personal legal representative, wherever the context so requires.

11. The term of this option shall expire on_________, in the event the Optionee has not provided the Company with notice of intention to exercise the option.

12. Wherever the singular or masculine are used throughout this Agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires.

13.      Time shall be of the essence of this Agreement.

14. This option may be terminated by the Company by notice in writing to the Optionee on the occurrence of either of the following events:

a. if the Optionee engages in any act which constitutes a breach of any Securities Act having jurisdiction over the Company or any regulation or written policy statement imposed thereunder; or

b. if the Optionee engages in act which constitutes a breach of any rule, by-law or written policy of any stock exchange having jurisdiction over the Company.

15. Termination under section 14 shall be effective at the time of delivery of a notice of termination to the Optionee at the address for the Optionee first set out above.

16. Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, telegraphed or mailed by registered mail to the party to receive such notice at the address of such party first set out above. Any notice given as aforesaid shall be deemed to have been given if delivered when delivered, if telegraphed, on the second business day after the date of telegraphing, or if mailed, on the second business day after the date of mailing. Either party may from time to time by notice in writing change its address for the purposes of this section.

17. This option supersedes and takes the place of any prior stock options between the parties, which options are hereby cancelled and of no force and effect.

18. For the purposes of Section 55(2)(9) of the Securities Act, S.B.C. 1985, c.83, as amended, the Company hereby declares that the Optionee is under no requirement to exercise the option herein granted, in whole or in part, in expectation or as a condition of the Optionee acting or continuing to act as a Director or Employee of the Company or its subsidiary as the case may require.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands and seals or corporate seals, as the case may be, both as of the day and year first above written.

THE CORPORATE SEAL of                       )
AIRBOMB.COM INC. was hereunto               )
affixed in the presence of:                 )
                                            )          c/s
                                            )
____________________________________________)
                                            )
                                            )
____________________________________________)


SIGNED, SEALED, and DELIVERED               )
by _________in the presence of:             )
                                            )
                                            )
                                            )
____________________________________________)          _________________________
Witness                                     )             (NAME OF OPTIONEE)
                                            )
____________________________________________)
Address                                     )